410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Increases Dividends for the 17th Year in a Row

CHICAGO-(June 9, 2020)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.26 per share of the Company’s Common Stock and $0.195 per share of the Company’s Class B Stock, a 4% increase for both classes of stock.

The dividends declared will be payable on August 28, 2020 to stockholders of record at the close of business on August 14, 2020. The Company has paid cash dividends continuously since 1974. This declaration marks the seventeenth consecutive year Oil-Dri has increased dividends.

The Company expects to release earnings for its fourth quarter of fiscal 2020 after the close of the U.S. stock market on Tuesday, October 13, 2020 and to host an Investor Teleconference on Wednesday, October 14, 2020. Teleconference participation details will be communicated via web alert and posted on the Events page of the Company’s website approximately one week prior to the call.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings To learn more about the Company, please visit www.oildri.com.

Category: Dividends

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515